                                                 EXHIBIT 4(p)

                  STATEMENT OF DESIGNATION OF
         8.50% SERIES H NONCUMULATIVE PREFERRED STOCK
                              OF
                   NATIONSBANK, N.A. (SOUTH)


         WHEREAS, pursuant to Article 5 of the Articles of Association of NationsBank, N.A. (South) ("NationsBank South"), the Board of Directors of NationsBank South is authorized to divide NationsBank South'sauthorized Preferred Stock ("Preferred Stock") into series and, within the limitations set forth therein, fix and determine the relative rights and preferences of the shares of any series so established; and

         WHEREAS, the Board of Directors desires to (i) estab-lish a series of Preferred Stock, designating such series "8.50% Series H Noncumulative Preferred Stock," (ii) allocate 600,000 shares of authorized Preferred Stock to the 8.50% Series H Noncumulative Preferred Stock, and (iii) fix and determine the relative rights and preferences of the shares of the 8.50% Series H Noncumulative Preferred Stock;

         NOW, THEREFORE, BE IT RESOLVED, that 600,000 of the 10,000,000 shares of Preferred Stock authorized by the Articles of Association of NationsBank South be, and hereby are, deter-mined to be and shall be of a series designated as 8.50%
Series H Noncumulative Preferred Stock (hereinafter referred to as the "Series H Preferred Stock") and that the following is a statement fixing and determining the variations in the relative rights and preferences of the Series H Preferred Stock pursuant to authority vested in the Board of Directors by the Articles of Association of NationsBank South:

         1.   Rank.

              (a) With respect to dividend rights, the Ser-ies H Preferred Stock ranks senior to NationsBank South's Common Stock ("Common Stock"), and junior to NationsBank South's 8.75% Series 1993A Noncumulative Preferred Stock (the "Series 1993A Preferred Stock").

              (b) With respect to rights upon liquidation, dissolution or winding-up of NationsBank South, the Series H Preferred Stock ranks senior to the Common Stock to the extent of the liquidation preference of the Series H Preferred Stock and ranks on a parity with the Series 1993A Preferred Stock, except that NationsBank South may create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of NationsBank South, or any warrants, options, or other rights convertible or exchangeable into any class or series of any equity securities ranking senior to the Series H Preferred Stock as to rights upon liquidation, dis-solution or winding-up of NationsBank South, without the consent of the holders of the Series H Preferred Stock.

              (c) The Series H Preferred Stock will be subject to the future authorization and issuance of additional series of Preferred Stock that, as designated by the Board of Directors in its sole discretion, rank junior to ("Junior Stock"), on a parity with ("Parity Stock"), or senior to ("Senior Stock") the Series H Preferred Stock with respect to any one or more of the following: (i) dividend rights; (ii) rights upon liquidation, dissolution or winding-up of NationsBank South; (iii) redemption rights; or (iv) any other rights specified by the Board of Directors.

         2.   Dividends.

              (a) The holders of the Series H Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds of NationsBank South legally available for payment, noncumulative cash dividends, payable quarterly in arrears, at the rate of $2.125 per share per annum. Declared dividends on the Series H Preferred Stock shall accrue from the date of issuance which is deemed to be December 1, 1995, or the most recent date on which dividends were payable and shall be payable quarterly on the first day of March, June, September and December of each year (each a "Dividend Payment Date"), commencing March 1, 1996; provided, however, that if such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of NationsBank South on such record dates, not more than 30 calendar days and not less than 10 calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each of such dates a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include the first day of March, June, September and December of each year and shall end on and include the day next preceding the next following Dividend Pay-ment Date.

              (b)  The initial dividend will be determined
based upon the number of days from the date of issuance to March 1, 1996. Dividends payable for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Dividends payable for any period other than a full Dividend

Period shall be computed on the basis of a 365-day year and the actual number of days elapsed in such period.

              (c)  Holders of the Series H Preferred Stock
shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends actually declared by the Board of Directors. The Series H Preferred Stock shall not participate in dividends with the Common Stock.

              (d) No full dividends shall be declared and paid or set apart for payment on Preferred Stock of NationsBank South of any series ranking, as to dividends, on a parity with the Series H Preferred Stock during any calendar quarter unless full dividends on the Series H Preferred Stock for the Dividend Pe-riod ending during such calendar quarter have been or contempo-raneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series H Preferred Stock and any other Preferred Stock of NationsBank South of any series ranking as to dividends on a parity with the Series H Preferred Stock, dividends upon shares of Series H Preferred Stock and dividends on such other Preferred Stock payable during such calendar quarter shall be declared pro rata so that the amount of such dividends so payable per share on the Series H Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series H Preferred Stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on shares of such other Preferred Stock, bear to each other.

              (e) If full dividends on the Series H Preferred Stock have not been declared and paid or set apart for payment for the Dividend Payment Date falling in the then-current Divi-dend Period, then, with respect to such then-current Dividend Period, the following restrictions shall be applicable: (i) no dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on any shares of stock of any series ranking, as to dividends, junior to the Series H Preferred Stock, (ii) NationsBank South may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (ex-cept by conversion into or exchange for Junior Stock) and
(iii) NationsBank South may not, directly or indirectly, repur-chase, redeem or otherwise acquire (except by conversion into or exchange for Junior Stock) any shares of any class or series of equity securities of NationsBank South ranking junior to the Series H Preferred Stock as to dividend rights.

              (f) Except as expressly otherwise limited here-in, and to the extent permitted by applicable law, the Board of
Directors: (i) may declare and NationsBank South may pay or set apart for payment dividends on any Junior Stock or Parity Stock,
(ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution with respect to any Jun-ior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of NationsBank South or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock; and the holders of the Series H Preferred Stock shall not be entitled to share or participate therein.

         3.   Liquidation Preference.

              (a) In the event of any liquidation, dissolution or winding-up of NationsBank South, voluntary or involuntary, the holders of the Series H Preferred Stock will be entitled to receive out of the assets of NationsBank South available for distribution to its stockholders, before any distribution of assets is made to the holders of the Common Stock or any other shares of capital stock of NationsBank South ranking junior to the Series H Preferred Stock as to such distribution, liquidating distributions in the amount of $25.00 per share plus dividends declared but unpaid for the then-current Dividend Period (without accumulation of unpaid dividends for prior Dividend Periods) to the date fixed for such liquidation, dis-solution or winding-up.

              (b) If, upon any voluntary or involuntary liq-uidation, dissolution or winding-up of NationsBank South, the amounts payable with respect to the Series H Preferred Stock and any capital stock ranking on a parity with the Series H Preferred Stock as to such distributions are not paid in full, the holders of the Series H Preferred Stock and of such capital stock will share ratably in any such distribution of assets of NationsBank South in proportion to the full respective prefer-ential amounts to which they are entitled (which, in the case of such capital stock, may include accumulated dividends).

              (c)  After payment of the full amount of the
liquidating distribution to which they are entitled, the holders of the Series H Preferred Stock will not be entitled to any further participation in any distribution of assets of Nations-Bank South. All distributions made with respect to the Series H Preferred Stock in connection with such liquidation, dissolution or winding-up of NationsBank South shall be made pro rata to the holders entitled thereto.

              (d) Nothing set forth in this Section 3 shall be deemed to prevent redemption of the Series H Preferred Stock by NationsBank South in the manner provided in Section 4 hereof. Neither the merger nor consolidation of NationsBank South into or with any other entity or entities, nor the merger or consolidation of any other entity or entities into or cash with NationsBank South, nor a sale, transfer, lease or exchange (for cash, securities or other consideration) of all or any part of the assets of NationsBank South shall be deemed to be a liquidation, dissolution or winding up of NationsBank South within the meaning of this Section 3, unless such sale, trans-fer, lease or exchange shall be in connection with and intended to be a plan of complete liquidation, dissolution or winding-up of NationsBank South.

         4.   Redemption.

              (a) The Series H Preferred Stock is not redeem-able prior to March 31, 1996. At any time on or after March 31, 1996, NationsBank South shall have the right, at its option and by action of its Board of Directors, to redeem out of funds of NationsBank South legally available therefor, in whole at any time or in part from time to time, the Series H Preferred Stock upon payment in cash of $25.00 per each share of Series H Preferred Stock redeemed, plus declared but unpaid dividends for the then-current Dividend Period to the date fixed for re-demption (without accumulation of unpaid dividends for prior Dividend Periods) without interest.

              (b) Notice of any redemption specifying the date fixed for said redemption and the place where the amount to be paid upon redemption is payable shall be mailed, postage prepaid, at least 30 but not more than 60 calendar days prior to said redemption date to the holders of record of the Series H
Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of NationsBank South. If such notice of redemption shall have been so mailed, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by NationsBank South separate and apart from its other funds, in trust for the account of the holders of the shares so to be redeemed so as to be and continue to be available therefor, then, on and after said redemption date, notwithstanding that any certificate for shares of the Series H Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease to accrue, and all rights with respect to such shares of the Series H Preferred Stock so called for redemption shall forthwith cease and terminate, except only the right of the holders thereof to receive out of funds so set aside in trust the amount payable on redemption thereof, but without interest.

              (c) If less than all of the outstanding shares of the Series H Preferred Stock are to be redeemed, the par-ticular shares to be redeemed shall be allocated among the respective holders of Series H Preferred Stock pro rata or by lot, as the Board of Directors may determine.

              (d) Shares of Series H Preferred Stock redeemed or otherwise purchased or acquired by NationsBank South shall not be reissued as shares of Series H Preferred Stock but shall assume the status of authorized but unissued shares of Preferred Stock of NationsBank South, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

              (e)  Any redemption of the Series H Preferred
Stock shall not be subject to, or conditioned upon, the redemp-tion of any other series of NationsBank South's Preferred Stock.

         5.   Voting Rights.

              (a) Except as required by applicable law, the holders of the Series H Preferred Stock will not be entitled to vote for any purpose.

              (b) The right of the holders of the Series H Preferred Stock to approve an amendment that would adversely change the specific terms of the Series H Preferred Stock shall be as provided by applicable law and the Rules and Regulations of the Office of the Comptroller of the Currency and, unless a greater vote is required by such law or regulations, such approval shall be by a vote of the holders of a majority of the outstanding shares of Series H Preferred Stock; provided, how-ever, that the creation or issuance of Senior Stock, Parity Stock or Junior Stock with respect to the payment of dividends or rights upon liquidation, dissolution or winding-up of NationsBank South; or a merger, consolidation, reorganization or other business combination in which NationsBank South is not the surviving entity; or an amendment that increases the number of authorized shares of Preferred Stock or increases the number of authorized shares of a series of Preferred Stock constituting Junior Stock, Parity Stock or Senior Stock, shall not be considered to be an adverse change to the terms of the Series H Preferred Stock and shall not require a vote of or the approval of the holders of the Series H Preferred Stock.

         6. Sinking Fund. No sinking fund shall be provided for the purchase or redemption of shares of the Series H Pre-ferred Stock.

         7. No Other Rights. The shares of Series H Pre-ferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights, in-cluding, without limitation, preemptive or conversion rights, except as set forth above and in NationsBank South's Articles of Association or as otherwise required by law.

         8. Amendments. The Board of Directors reserves the right to amend these resolutions in accordance with applicable law.